Exhibit 5.1

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, N.Y. 10174-1901

(212) 818-8800

May 20, 2025

ParkerVision, Inc.

4446-1A Hendricks Avenue, Suite 354

Jacksonville, Florida 32207

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for ParkerVision, Inc., a Florida corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale by the Company of up to $25,000,000 of the Company’s (i) common stock, par value $.01 per share (“Common Stock”) and/or (ii) and warrants to purchase Common Stock (“Warrants” and together with the Common Stock, the “Shelf Securities”), to be offered on an immediate, continuous or delayed basis pursuant to provisions of Rule 415 under the Act.

In rendering the opinions set forth below, we have examined (i) the Registration Statement and the exhibits thereto; (ii) the Company’s Articles of Incorporation, as amended; (iii) the Company’s Bylaws; (iv) certain records of the Company’s corporate proceedings as reflected in its minute books; and (v) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. We also have assumed that (i) the Registration Statement shall be effective and comply with all applicable laws at the time the Shelf Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus and prospectus supplement describing the Shelf Securities offered pursuant to the Registration Statement shall have been filed with the Commission, (iii) all Shelf Securities will be issued and sold in compliance with the applicable provisions of the Act and the securities or blue sky laws of the various states, as applicable, and in the manner stated in the Registration Statement and the applicable prospectus supplement, (iv) resolutions of the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee thereof being hereinafter collectively referred to as the “Board”) authorizing the Company to register, offer, sell and issue the Shelf Securities shall have been duly adopted and shall remain in full force and effect, (v) the number of shares of Common Stock to be issued or subject to Warrants, together with all other shares of Common Stock that are outstanding or reserved for issuance, shall not exceed the number of such shares authorized under the Company’s Articles of Incorporation, (vi) any Warrant and/or warrant agreement, as applicable, and any definitive purchase, underwriting or similar agreement (together, the “Securities Agreements”) shall have been duly authorized, executed and delivered by the parties thereto; (vii) each of the Securities Agreements shall provide that New York law governs such agreement, (viii) the execution and delivery of the Securities Agreements and the issuance and sale of Shelf Securities, will not violate or constitute a default or breach under any agreement or instrument binding the Company, any applicable law, rule or regulation, any judicial or regulatory order or decree of any governmental authority, or any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority, and (ix) the Shelf Securities shall have been duly recorded, as applicable, and the certificates representing the Shelf Securities, if any, shall have been duly authorized, executed, attested, authenticated and/or countersigned, as applicable, and delivered. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

1.    When (i) the Board has taken all necessary corporate action in conformity with the Company’s Articles of Incorporation and Bylaws, as amended, to approve the issuance of the Common Stock, the terms of the offering thereof and related matters, and (ii) such shares of Common Stock have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement against payment therefor as provided therein (which shall not be less than par value of the Common Stock), or upon exercise, of the Warrants in accordance with the terms of any warrant agreement providing for their exercise as approved by the Board, for the consideration approved by the Board (which shall not be less than par value of the Common Stock), such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.    When (i) the warrant agreement, if any, relating to an issuance of Warrants has been duly authorized, executed and delivered by the Company, (ii) the Board has taken all necessary corporate action in conformity with the Company’s Articles of Incorporation and Bylaws, as amended, to approve the form, terms, execution and issuance and delivery of the Warrants, the terms of the offering thereof and related matters, and (iii) the Warrants have been issued and delivered in accordance with the terms of the applicable warrant agreement, if any, and the definitive purchase, underwriting or similar agreement approved by the Board against payment of the consideration therefor as provided therein, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Our opinion that any document constitutes a binding obligation is qualified by reference to (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; and (ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Securities Agreements and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Securities Agreements is not material.

No opinion is expressed herein other than as to the corporate law of the State of Florida applicable to the Company, the laws of the State of New York, and the federal securities law of the United States of America. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or that we are “experts” under Section 11 thereof or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER